EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Zygo Corporation:

We consent to incorporation by reference in Registration Statements No. 333-105180, No. 333-51990, No. 333-44333, No. 33-62087, No. 33-57060, No. 33-20880, and No. 33-34619 on Forms S-8 of Zygo Corporation of our reports dated September 7, 2005, except as to note 2 to the consolidated financial statements which is as of June 20, 2006, with respect to the consolidated balance sheet of Zygo Corporation and subsidiaries as of June 30, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows and related schedule for the years ended June 30, 2005 and 2004, which reports appear in the June 30, 2006 Annual Report on Form 10-K of Zygo Corporation.

/s/ KPMG, LLP
Stamford, Connecticut
September 12, 2006